Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-144486 of our reports dated May 25, 2007, relating to the consolidated financial statements of Flextronics International Limited (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Flextronics International Limited for the year ended March 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
August 6, 2007